Allay Online Marketing, LLC
DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT is entered into as of March 20, 2009 (the "Effective Date") between BioElectronics Corporation, a Maryland corporation with offices at 4539 Metropolitan Court, Frederick Maryland 21704 (the "Company"), and Allay Online Marketing, LLC with offices at 1155C Arnold Drive, Suite 168, Martinez, CA 94553 (the "Distributor").

Recitals

A. The Company has developed a menstrual pain product (the "Product") designed to deliver traditional pulsed electromagnetic field therapy through a microchip-embedded device for the treatment of dysmenorrheal palliation by promoting the reduction of swelling and pain on a cost-effective basis.

B. The Company's menstrual cycle pain product is marketed under the Allay™ trade name and related trademarks, copyrights and logos (the "Allay").

C. The Distributor wishes to establish distribution for BioElectronics's Allay product.

D. The parties desire to provide for the Distributor's promotion and sale of Allay on the terms and conditions of this Agreement.

Accordingly, the parties hereby agree as follows:

Agreement

I. ***Definitions and Construction.***

1.1 *Definitions*. As used in this Agreement, the following terms have the respective meanings set forth below:

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.

"Agreement" means this Distribution Agreement, as amended from time to time.

"Applicable Law" means, with respect to a Party, any legislation, regulation, rule or procedure passed, adopted, implemented or amended by any federal, state, local or foreign governmental or legislative body, or any notice of a decision, finding or action by any federal, state, local or foreign governmental agency, court or other administrative body, in each case to the extent it has become effective, binding on the Party, its assets or operations or applicable to the subject matter or its performance of this Agreement, from and after the date compliance therewith is mandated by the terms thereof.

"Appointment" has the meaning set forth in Section 2.1.

"Company" means BioElectronics Corporation, a Maryland Corporation, and its successors and permitted assigns.

"Company Support Services" has the meaning set forth in Section 6.

"Internet and Direct to Consumer Market" means (a) sales placed through an internet shopping website or (b) through an inbound telephone answering function.

"Covered Product Improvements" means any enhancements, refinements or other improvements to the Covered Products developed by the Company during the Term.

"Product" means Allay described in Schedule A.

"Distribution Year" means (a) the twelve-month period commencing on the Effective Date, and (b) each successive twelve-month period during the Term.

"Distributor" means Allay OnLine Marketing, LLC, and its successors and permitted assigns.

"Effective Date" means the date of this Agreement first set forth above.

"FDA" means the United States Food and Drug Administration.

"Indemnified Party" and "Indemnifying Party" have the respective meanings set forth in Section 9.1.

"Information" has the meaning set forth in Section 8.1.

"Know How" means any and all processes, techniques, methods, compositions, formulae, technical data and other information, whether or not a trade secret.

"Outside Territory" means any jurisdiction outside the Territory.

"Party" means the Company, the Distributor or their respective successors or permitted assigns.

"Person" means an individual, any form of business enterprise, including a corporation, Limited Liability Company, partnership or limited partnership, and any other juridical entity or its representative, including a trust, trustee, estate, custodian, administrator, personal representative, nominee or any other entity acting on its own behalf or in a representative capacity.

"Product" has the meaning set forth in Recital A.

"Proprietary Rights" means all legal, equitable or moral intellectual property rights or proprietary rights or benefits, including copyrights, patents and patent applications, formulae, processes, moral rights, trademarks, trade names, rights of priority, mask and derivative work rights, Know How and trade secret rights.

"Term" has the meaning set forth in Section 10.1.

"Territory" means in the United States of America.

1.2 *Construction*. Unless otherwise expressly provided herein, all references to Recitals, Sections or Schedules refer to recitals, sections or schedules to this Agreement. The Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the Schedules and not otherwise defined shall have the respective meanings ascribed to them in this Agreement.

2. ***Appointment of the Distributor***

2.1 *Sales of the Product on the Internet and Direct To Consumer*. Subject to the terms and conditions set forth in this Agreement, the Company hereby appoints the Distributor to act as the exclusive distributor of the Product through an internet product website specifically designed for the purpose of promoting and selling the Product, and through direct sales via mail order, television infomercials, and other forms of direct response customer sales and marketing during the Term (the "Appointment") and within the assigned Territory. This appointment specifically excludes sales in any retail establishments.

2.2 *Enforcement of Territorial Provisions*. The Company agrees to endeavor to enforce the territorial provisions outlined above specifically relating to distributors marketing products outside of their assigned territories.

3. ***Promotion of Product***

3.1 *Promotion of Product*. Throughout the Term, the Distributor will use commercially reasonable efforts and commit adequate capital and human resources to promote, advertise, and market the Product on the internet and directly to consumers. It is understood that the distributor will distribute products only to customers with addresses within the *United States*.

3.2 *Promotional Materials*. As promptly as practicable after the Effective Date, the Distributor will produce marketing and promotional materials featuring the Product in form and substance reasonably acceptable to the Company. Throughout the Term, the Company will provide the Distributor with a current version of its brochures for the Product and any advertising and other promotional materials the Company may in its sole discretion develop for the Product. No medical claims for the Product or its underlying technology included in the marketing and promotional materials developed or used by the Distributor shall be inconsistent with those included in the Company's brochures or other promotional materials for the Product. Except for the first 45 days of marketing operations, the Distributor agrees to maintain the Company's product names and logos, except where specific written permission is granted by the Company.

4. ***Purchase of Covered Products***

4.1 *Orders*. The Distributor will submit its orders for the Product in writing to the Company, whether by U.S. mail, facsimile, electronic communications or as otherwise mutually agreed. Only orders accepted and confirmed in writing by the Company will be deemed valid and binding on the Parties.

4.2 *Payment*. The Distributor will pay the Company for each unit of the Product ordered hereunder at its "Unit Price to Distributor" listed in Schedule A. Orders accepted and confirmed in writing by the Company shall be due and payable by Distributor on net cash terms, FOB factory. Any overdue payments hereunder shall bear interest from the due date at 1.5% per month.

4.3 *Delivery*. The Company will use commercially reasonable efforts to ensure timely bulk shipments of the Product in accordance with the delivery terms of orders for Product accepted and confirmed in writing by the Company hereunder.

4.4 *Lot Tracking System*. Each shipment of Product delivered to the Distributor will be labeled to reflect its lot number assigned by the Company in accordance with its lot tracking system. The Distributor will coordinate the labeled lot numbers with the serial number tracking protocols it maintains for Product in accordance with Section 5.2.

4.5 *Non-Competition*. The Distributor shall not, directly or indirectly through any vehicle or means, promote or sell any products or lines of products during the Term that are similar to the Product in form or operation or that otherwise compete with the Product.

5. ***Processing of Product***

5.1 *Processing of Allay Units*. The Company will fill orders for Allay hereunder by bulk shipping to the Distributor. The packaging and labeling of all Allay shipped hereunder will include all labeling content or notices required for compliance with Applicable Law.

5.2 *Product Tracking*. Product shipped to customers by or for the account of the Distributor hereunder shall include serial numbers based on, the Distributor's tracking protocols.

5.3 *Recordkeeping*. The Distributor will maintain, throughout the Term and for not less than six years thereafter, complete and accurate books of account and records (including documents supporting entries in the books of account) of all transactions relating to its sales of Product. In the event the Company notifies the Distributor of a recall of any Product, the Distributor will make those records available to the Company and otherwise cooperate with and assist the Company in effecting the recall at the Company's expense.

5.4 *Allay Brand Features and Proprietary Rights*. The Distributor, its officers, partners, and members, will not at any time or in any manner (a) use the Allay Brand Features in any advertising, labeling, packaging or printed matter of any kind without the Company's prior written consent, (b) take any other action adversely affecting the Company's Proprietary Rights in the Product, the Allay Brand Features or any registration thereof or which, directly or indirectly, reduces the value of the Allay Brand Features or detracts from the Company's reputation, (c) take any action in connection with the promotion and distribution of Product otherwise than in compliance with Applicable Law or (d) register or apply to register any Allay Brand Features or any trademark or logo similar thereto anywhere in the world. If the Distributor learns of any infringement or replication of the Allay Brand Features, it will promptly notify the Company thereof and cooperate with the Company in all respects to remedy the infringement.

6. ***Company Support Services***. Subject to reasonable notice and scheduling considerations, the Company will perform the support obligations specified in this Section 6 ("Company Support Services"), at no additional cost to the Distributor, throughout the Term.

6.1 *Training*. The Company will use reasonable commercial efforts to make its marketing and technical personnel available at mutually acceptable times and locations to provide training and product education for the Product to members of the Distributor's marketing and sales staff on all aspects of the use and operation of the Product.

6.2 *Customer Support.* The Distributor shall have primary responsibility for managing the satisfactory resolution of customer support issues for Product. Upon reasonable prior notice, the Company will make its technical personnel available, through telephonic conferencing facilities, to assist the Distributor in resolving support issues for Product raised by its customers.

6.3 *Covered Product Improvements* If the Company develops Product Improvements, they will be integrated into the Product shipped to the Distributor hereunder, commencing upon their initial availability.

7. *Representations and Warranties*

7.1 *Representations and Warranties of the Company.* The Company represents and warrants to the Distributor that (a) this Agreement has been duly authorized by all requisite corporate action on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (b) its execution and performance of this Agreement will not violate any Applicable Law or any contract under which it is bound and (c) it owns or has valid licenses to all Proprietary Rights relating to the Covered Products and has the right to grant the distributorship and license rights provided herein without infringing any Proprietary Rights of third parties.

7.2 *Representations and Warranties of the Distributor.* The Distributor represents and warrants to the Company that (a) this Agreement has been duly authorized by all requisite corporate action on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (b) its execution and performance of this Agreement will not violate any Applicable Law or any contract under which it is bound and (c) it has the infrastructure and other resources necessary to perform its obligations hereunder.

8. *Confidentiality*

8.1 *Confidentiality Undertaking.* Each Party, (and its officers, managers, members, and directors) acknowledge that its performance of this Agreement will entail the receipt of confidential information of the other Party, including technical specifications for the Product and information about business methods, prospects, costs, markets, pricing policies, operational methods, concepts, technical processes, applications and other trade secrets, as well as other business affairs and methods not generally available to the public (collectively, "Information"). Each Party agrees that, subject to the exceptions set forth below, during the term of this Agreement and for five years thereafter, it will (a) keep all Information of the other Party strictly confidential, (b) not disclose any Information of the other Party, without its consent, to any of its employees or agents or any of its Affiliates' employees or agents, other than those who have a need to know and are subject to confidentiality obligations substantially similar to those provided herein, (d) not use any Information of the other Party, except as provided herein, for its own use or benefit or the use or benefit of any Affiliate, (e) take all reasonable steps necessary to prevent any breach of the foregoing obligations by any of its employees or agents or any of its Affiliates' employees or agents who receive or have access to Information of the other Party and (f) not modify, reverse engineer, decompile, create other works from or disassemble any software programs or firmware contained in the Information of the other Party.

8.2 *Exceptions.* For purposes of this Section 8, Information will not include information that (a) is in the public domain at the time of disclosure to a Party, (b) becomes part of the public domain after disclosure to a Party through no fault, act or failure to act, error or

breach of this Section 8 by the recipient or (c) is required by order, statute or regulation of any government authority to be disclosed to any court or other body, *provided* that the recipient shall notify the disclosing Party thereof to afford it the opportunity to obtain a protective order or other relief.

8.3 *Remedies for Breach.* Each Party acknowledges that damages at law will be an insufficient remedy in the event that it violates the terms of this Section 8 and that the other Party may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of its undertakings and covenants contained herein.

9. ***Indemnification***

9.1 *For Breach.* Each Party (an "Indemnifying Party") shall indemnify and hold harmless the other Party and its officers, directors, shareholders and employees (collectively, the "Indemnified Party") from and against any and all judgments, penalties, fines and amounts paid in settlement, including any interest assessments or other charges payable in connection therewith, and all reasonable expenses, including attorneys' fees, retainers and disbursements, court costs, experts' fees and travel expenses, incurred by the Indemnified Party in connection with any threatened, pending or completed action, claim, suit, investigation, hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal therein or any inquiry or investigation that could lead thereto, to which the Indemnified Party is, was or at any time becomes a party, arising from the breach by the Indemnifying Party of its representations and warranties under Section 7 or its obligations under Section 8.

9.2 *For Product Defects.* The Company shall indemnify and hold the Distributor harmless from and against any liabilities, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees) arising out of alleged inherent defects in any of the Product existing at the time they are sold by the Company to the Distributor.

9.3 *Defense of Claims.* The Indemnifying Party under this Section 9, at its sole cost and expense and with counsel reasonably acceptable to the Indemnified Party, will take reasonable and appropriate action to defend any suit, action, claim or proceeding subject to its indemnification obligation hereunder. An Indemnifying Party will not defend any claim, action, suit or proceeding in any way that would adversely affect or be in derogation of any rights of the Indemnified Party, including its Proprietary Rights.

9.4 *Assumption of Defense.* In the event that an Indemnified Party reasonably determines that the Indemnifying Party has not taken appropriate steps to defend its interests in any suit, action, claim or proceeding giving rise to its indemnification rights under this Section 9, the Indemnified Party shall have the right, at the sole cost and expense of the Indemnifying Party, to assume the defense thereof with counsel of its own choosing, *provided* that the Indemnifying Party shall not be responsible under any circumstances for the costs of one counsel for all Indemnified Parties.

9.5 *Settlement of Claims.* No settlement or discharge of any action, suit, claim or proceeding shall be made by an Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if the settlement or discharge includes a general release by all adverse parties in favor of the Indemnified Party.

10. ***Terms and Termination***

10.1 *Term:* The Term shall commence on the Effective Date and continue for a period of eighteen (18) months.

10.2 *Termination of Agreement with Cause:* During the term of this Agreement, the Company may terminate this agreement without penalty or incurring any liability whatsoever for cause, which is defined to be in the event the distributor has breached a material provision of this agreement.

10.3 *Termination Option in the Event of Major Contract:* During the term of this agreement, the Company may terminate this agreement, but not within the first one hundred twenty (120) days, with sixty (60) days notice if the continuation of this agreement will prevent the Company from consummating a formal relationship with a major distributor or retail partner. A major distributor or retail partner will be defined as one with gross sales in excess of $10 (ten) million dollars per year.

10.3 *Effect of Termination.* The obligations of the Parties under Sections 4, 5, 8, and 9 shall survive the expiration or termination of this Agreement.

11. ***Limitation of Liability.*** Any liability arising under this Agreement, under any cause of action or theory of liability, shall be limited to direct, objectively measurable damages, which shall not exceed, under Section 9 or otherwise, for any single matter, claim or proceeding, the greater of $100,000 or the aggregate amount of payments made by the Distributor hereunder during the twelve months preceding the commencement of the matter, claim or proceeding. No Party shall have any liability to any other Party or any third party for any indirect, special, consequential or speculative damages, including lost profits, lost data, loss of opportunity, loss of use or costs of procuring substitute goods or services, business interruptions and loss of profits, irrespective of any advance notice of the possibility thereof. These limitations shall apply notwithstanding the failure of the essential purpose of any limited remedy.

12. ***Publicity.*** Except as provided herein, neither Party will use the name of the other Party in any press release or other public announcement about the subject matter of this Agreement without the other Party's consent, which shall not be unreasonably withheld or delayed.

13. ***Independent Contractors; Expenses.*** Each Party will act as an independent contractor hereunder, with sole responsibility for its own operations, personnel and operating expenses, and nothing contained in this Agreement will be construed to create a partnership or joint venture between the Parties. Except as otherwise provided herein, each Party shall bear its own expenses incurred in its performance of this Agreement.

14. ***Assignability.*** This Agreement and a Party's rights and obligations hereunder may not be assigned or transferred for any reason without the written consent of the other Party, which shall not be unreasonably withheld or delayed if the proposed assignee provides the other Party with (a) representations and warranties to the effect set forth in Section 7.1, if the Company is the proposed assignor, or in Section 7.2, if the Distributor is the proposed assignor, and (b) an assumption of the proposed assignor's obligations under this Agreement, in form and substance reasonably satisfactory to the other Party.

15. ***Waiver of Provisions.*** The waiver of compliance at any time with any of the provisions, terms or conditions contained in this Agreement shall not be considered a waiver of the provision, term or condition itself or of any of the other provisions, terms or conditions hereof. Any waiver hereunder must be expressed and in writing by the Party agreeing to waive any right hereunder.

16. ***Captions.*** The headings and captions in this Agreement and the Schedules are for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision hereof.

17. ***Integration.*** This Agreement, including the Schedules, contains the entire agreement of the Parties with respect to the subject matter hereof.

18. ***Amendment.*** This Agreement may not be amended or modified except by a written instrument signed by both Parties.

19. ***Governing Law.*** This Agreement and the rights and obligations of the Parties shall be governed by and construed in accordance with the laws of the State of Maryland, excluding any conflict of laws rules of that State or other principle that might refer the governance or construction of this Agreement to the laws of another jurisdiction.

20. ***Binding Effect.*** The terms, conditions and provisions of this Agreement and all obligations of the Parties shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

21. ***Severability.*** The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and the remainder of this Agreement shall be construed as if the invalid or unenforceable provision were omitted.

22. ***Notices.*** Except as otherwise provided in Section 4 1, all demands, notices, and communications provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable overnight courier service (delivery charges prepaid) to the applicable address specified below, or at any new address that the recipient Party has specified by prior written notice to the sending Party. Any notice complying with these requirements shall be deemed to have been given when delivered personally, on the third business day after deposit postage pre-paid in the U.S. mail or on the business day after deposit with a reputable overnight courier, as the case may be.

If to the Distributor:
Allay OnLine Marketing, LLC
1155 C Arnold Drive, Suite 168
Martinez, CA 94553
Attn: Joseph Noel, Manager

If to the Company:
BioElectronics Corporation
4539 Metropolitan Court
Frederick, MD 21704
Attention: Andrew J. Whelan, President & CEO

23. ***Counterparts.*** This Agreement may be executed in any number of separate counterparts that together will constitute but one and the same Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

BIOELECTRONICS CORPORATION

By: ______________________
Andrew J. Whelan, President

ALLAY ONLINE MARKETING, LLC

By: ______________________
Joseph Noel, Member